Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-284227

LMP CAPITAL AND INCOME FUND INC.

SUPPLEMENT DATED APRIL 23, 2026 TO THE

PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION DATED MARCH 14, 2025

Portfolio Manager Updates Effective May 1, 2026

Effective as of May 1, 2026, the following supplements and, to the extent inconsistent with, supersedes the section entitled “Management of the Fund” in the Fund’s Prospectus (“Prospectus”) and the section entitled “Portfolio Managers” in the Fund’s Statement of Additional Information (“SAI”):

Prospectus

The information contained in “Investment Management Team” in the “Management of the Fund” section of the Prospectus is removed entirely and replaced as follows:

Investment Management Team

Set forth below is information regarding the team of professionals at ClearBridge and Western Asset responsible for overseeing the day-to-day operations of the Fund.

Name, Address and Title	Principal Occupation(s) During Past 5 Years
Peter Vanderlee ClearBridge 300 S.E. 2nd Street Fort Lauderdale, FL 33301	Portfolio manager of the Fund and responsible for overseeing the Fund’s allocation between equity and fixed income securities, as well as the Fund’s equity investments in general; Managing Director and Portfolio Manager with ClearBridge Investments. Mr. Vanderlee has 23 years of investment management experience and thirteen years of related investment experience.

Patrick McElroy ClearBridge 1 Madison Avenue, 17th Floor New York, NY 10010	Portfolio manager of the Fund; Mr. McElroy is a Director and a Portfolio Manager of ClearBridge. Mr. McElroy joined the subadviser in 2007 and was previously a Convertible Securities Research Analyst for Palisade Capital Management, a Convertible Securities and Equities Research Analyst at Jefferies & Co., a Research Associate for Fixed Income at Standard & Poor’s and prior to that, worked in Fixed Income Division Sales at Donaldson, Lufkin and Jenrette Securities. He has 31 years of investment industry experience.

Michael C. Buchanan Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; employed by Western Asset Management as an investment professional for at least the past five years; Managing Director and head of U.S. Credit Products from 2003-2005 at Credit Suisse Asset Management.

Ryan Brist Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of Western Asset’s portfolio management team of the fixed income portion of the Fund; Head of U.S. Investment Grade Credit of Western Asset since 2009; Chief Investment Officer and Portfolio Manager at Logan Circle Partners, L.P. from 2007-2009; Co-Chief Investment Officer and Senior Portfolio Manager at Delaware Investment Advisors from 2000-2007.

Christopher F. Kilpatrick Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; employed by Western Asset Management as an investment professional for at least the past five years.

Name, Address and Title	Principal Occupation(s) During Past 5 Years

Mark Lindbloom Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Co-portfolio manager of the fixed income portion of the Fund; Portfolio Manager with Western Asset since 2006. Formerly, a Managing Director of Citigroup Asset Management and its predecessors from 1986-2006.

Walter Kilcullen Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; employed by Western Asset Management as an investment professional since 2002.

Additional information about the portfolio managers’ compensation, other accounts managed by them and other information is provided in the SAI.

SAI

The information contained in the table in the “Portfolio Managers” section of the SAI is removed entirely and replaced as follows:

Unless otherwise indicated, the information below is provided as of the date of this SAI.

The table below identifies the number of accounts (other than the Fund) for which the Fund’s portfolio managers have day-to-day management responsibilities and the total assets in such accounts, within each of the following categories, as of November 30, 2025: registered investment companies, other pooled investment vehicles and other accounts. For each category, the number of accounts and total assets in the accounts where fees are based on performance is also indicated.

Name of PM	Type of Account	Number of Accounts Managed	Total Assets Managed	Number of Accounts Managed for which Advisory Fee is Performance Based	Assets Managed for which Advisory Fee is Performance- Based
Peter Vanderlee	Other Registered Investment Companies	2	$1.56 billion	None	None
	Other Pooled Vehicles	3	$1.60 billion	None	None
	Other Accounts	1,424	$500 million	None	None

Patrick McElroy	Other Registered Investment Companies	2	$1.56 billion	None	None
	Other Pooled Vehicles	3	$1.60 billion	None	None
	Other Accounts	1,509	$550 million	None	None

Michael C. Buchanan‡	Other Registered Investment Companies	58	$81.65 billion	None	None
	Other Pooled Vehicles	192	$45.81 billion	16	$2.99 billion
	Other Accounts	274	$80.14 billion	12	$6.66 billion

Ryan Brist‡	Other Registered Investment Companies	26	$10.13 billion	None	None
	Other Pooled Vehicles	15	$13.35 billion	None	None
	Other Accounts	73	$31.37 billion	4	$1.44 billion

Name of PM	Type of Account	Number of Accounts Managed	Total Assets Managed	Number of Accounts Managed for which Advisory Fee is Performance Based	Assets Managed for which Advisory Fee is Performance- Based
Christoper Kilpatrick‡	Other Registered Investment Companies	11	$4.76 billion	None	None
	Other Pooled Vehicles	7	$543 million	3	$383 million
	Other Accounts	13	$761 million	None	None

Mark Lindbloom‡	Other Registered Investment Companies	12	$10.35 billion	None	None
	Other Pooled Vehicles	12	$2.76 billion	None	None
	Other Accounts	56	$20.45 billion	None	None

Walter Kilcullen‡*	Other Registered Investment Companies	10	$3.26 billion	None	None
	Other Pooled Vehicles	13	$5.97 billion	3	$0.38 billion
	Other Accounts	11	$1.56 billion	None	None

‡	The numbers above reflect the overall number of portfolios managed by employees of Western Asset.
*	The information for Mr. Kilcullen is as of March 31, 2026.

The information contained in “Portfolio Manager Securities Ownership” in the “Portfolio Managers” section of the SAI is removed entirely and replaced as follows:

Portfolio Manager Securities Ownership

The portfolio managers held the following amounts of securities of the Fund as of November 30, 2025.

Portfolio Manager	Dollar Range of Securities Beneficially Owned ($)
Peter Vanderlee	E
Patrick McElroy	A
Michael C. Buchanan	A
Ryan Brist	A
Christopher Kilpatrick	A
Mark Lindbloom	A
Walter Kilcullen*	A

*	The information for Mr. Kilcullen is as of March 31, 2026.

Dollar Range ownership is as follows:

A: none

B: $1 - $10,000

C: 10,001 - $50,000

D: $50,001 - $100,000

E: $100,001 - $500,000

F: $500,001 - $1 million

G: over $1 million

Portfolio Manager Updates Effective September 30, 2026

Effective as of September 30, 2026, the following supplements and, to the extent inconsistent with, supersedes the section entitled “Management of the Fund” in the Prospectus and the section entitled “Portfolio Managers” in the SAI:

Prospectus

The information relating to Christopher Kilpatrick is deleted in its entirety from the “Management of the Fund” section of the Prospectus

SAI

The information relating to Christopher Kilpatrick is deleted in its entirety from the “Portfolio Managers” section of the SAI.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

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